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Second Quarter 2025

Earnings Call Transcript

August 11, 2025

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about the completion of the Dun & Bradstreet (“D&B”) and JANA Partners (“JANA”) transactions, Cannae Holdings, Inc.’s (the “Company,” “Cannae,” or “our”) buyback program, the Company’s strategic plans, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination or inability to complete the D&B and JANA transactions; risks associated with repayment of our outstanding debt and our capital allocation strategy; risks associated with the use of proceeds to be received as a result of the D&B transaction; risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and risks associated with being the subject of a proxy contest.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission (the “SEC”).

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Important Additional Information and Where to Find It

Cannae intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from Cannae’s shareholders for Cannae’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”). CANNAE’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CANNAE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that Cannae files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of Cannae’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Certain Information Regarding Participants in the Solicitation

Cannae, its directors (Douglas K. Ammerman; William P. Foley, II; Hugh R. Harris; C. Malcolm Holland; Mark D. Linehan; Frank R. Martire; Erika Meinhardt; Barry B. Moullet; William T. Royan; James B. Stallings, Jr.; Woodrow Tyler; and Frank P. Willey) and certain of its executive officers (Ryan R. Caswell, Chief Executive Officer; Bryan D. Coy, Chief Financial Officer; Peter T. Sadowski, Executive Vice President and Chief Legal Officer; and Michael L. Gravelle, Executive Vice President, General Counsel, and Corporate Secretary) and other employees may be deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from Cannae’s shareholders in connection with the matters to be considered at Cannae’s 2025 Annual Meeting. Information regarding the names of Cannae’s directors and executive officers and certain other individuals and their respective interests in Cannae, by security holdings or otherwise, is set forth in the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation,” “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers,” and “Executive Compensation” of Cannae’s Proxy Statement on Schedule 14A in connection with the 2024 annual meeting of shareholders, filed with the SEC on April 26, 2024 (available here), Cannae’s Form 10-K/A, filed with the SEC on April 30, 2025 (available

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here), and Cannae’s Annual Report on Form 10-K, filed with the SEC on February  27, 2025 (available here). Supplemental information regarding the participants’ holdings of Cannae’s securities can be found at no charge in SEC filings on Statements of Change in Ownership on Form 3 or Form 4 filed with the SEC on July 2, 2025 for Douglas K. Ammerman (available here); May  14, 2025 for William P. Foley, II (available here); July  2, 2025 for Hugh R. Harris (available here); July  2, 2025 for Erika Meinhardt (available here); June 2, 2025 and June  3, 2025 for William T. Royan (available here and here); and June 2, 2025, June 3, 2025 and July  2, 2025 for Woodrow Tyler (available here, here and here). Such filings are also available at no charge by clicking the “SEC Filings” link in the “Financials” section of Cannae’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in Cannae’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2025 Annual Meeting, if and when they become available. These documents will be available free of charge as described above.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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C O R P O R A T E P A R T I C I P A N T S

Jamie Lillis, Investor Relations – Solebury Communications

Ryan Caswell, Chief Executive Officer

Bryan Coy, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Kenneth Lee, RBC Capital Markets

Isaac Sellhausen, Oppenheimer & Company

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen, and welcome to the Cannae Holdings, Inc. Second Quarter 2025 Financial Results Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the company’s prepared remarks, the conference will be open for questions, with instructions to follow at that time.

As a reminder, this conference call is being recorded and a replay is available through 11:59 PM Eastern Time on August 25, 2025.

With that, I would like to turn the call over to Jamie Lillis of Solebury Strategic Communications. Please go ahead.

Jamie Lillis

Thank you, Operator, and all of you for joining us. On the call today we have Cannae’s CEO, Ryan Caswell, and Bryan Coy, our Chief Financial Officer.

Before we begin, I would like to remind listeners that this conference call and the Q&A following our remarks may contain forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about Cannae’s expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include but are

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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not limited to the risks and other factors detailed in our quarterly Shareholder Letter which was released this afternoon and our other filings with the SEC.

Today’s remarks will also include references to non-GAAP financial measures. Additional information, including a reconciliation between non-GAAP financial information to the GAAP financial information, is provided in our Shareholder Letter.

I would now like to turn the call over to Ryan.

Ryan Caswell

Thank you, Jamie.

The Cannae Board and management team remain focused on executing our strategic plan, designed to increase shareholder value. In the second quarter, we made significant progress on each of our three strategic priorities: rebalancing our portfolio away from current public investments, investing opportunistically in attractive companies that we believe will deliver outsized returns, and returning capital to our shareholders.

Furthermore, we continue to focus on improving the performance of Cannae’s existing portfolio companies to maximize their value.

We believe that we are starting to see the success of this plan as Cannae’s stock closed at $19.88 on Friday and traded at a 26.6% discount to NAV per share, near the narrowest discount in more than three years, and well below the near 40% discount when we announced our strategic plan. While we are pleased with the progress, we remain committed to continuing to execute our plan to close the stock price to NAV gap and deliver incremental positive results to our shareholders

I will now spend a few minutes describing some of the specific actions we have taken with regard to our strategic plan.

The first part of our plan was to rebalance our portfolio away from our public company investments. Our largest investment, Dun & Bradstreet, announced a sale in March 2025 and in June 2025 the sale received shareholder approval. The transaction is expected to close in the third quarter following regulatory approval. We expect to receive approximately $630 million in cash proceeds from the sale, consisting of $90 million from preclosing share sales and $540 million in cash at closing.

As we have stated before, we expect to utilize approximately $500 million of our proceeds as either a direct return to shareholders or for the benefit of our shareholders. We will repurchase at least $300 million of our common shares, fully repay $141 million of debt that is outstanding on our margin loan and retain $60 million of the proceeds for future quarterly dividend to shareholders.

To put in perspective our actions since we announced the plan in February 2024, we have sold approximately $1.1 billion of our public portfolio stakes which includes the pending DNB sale and the 2024 sales of Dayforce, Alight, DNB and Paysafe.

In February 2024, approximately 63% of our assets were in public company shares. Following the DNB sale, approximately 22% of our assets will be in public company shares. We believe this change better positions Cannae as a permanent capital vehicle which owns proprietary and differentiated assets.

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With the capital generated from public share sales and the expected sale of DNB, we have looked at a combination of capital returns to our shareholders, primarily through share buybacks and opportunistically investing in companies that we believe will deliver outsized returns. We believe the combination of these actions will continue to close the stock price discount to NAV, deliver long-term NAV growth and drive returns to our shareholders.

From the capital returns perspective, since May, Cannae has repurchased 7.6 million shares or approximately 12% of Cannae’s outstanding shares, returning $150 million to our shareholders at an average purchase price of $19.71 per share, which is an average 30% discount to NAV. We view the ability to buy Cannae’s stock at a discount to NAV will drive net asset value accretion for our shareholders.

Last Thursday, we announced that our Board increased our quarterly dividend by 25% to $0.15 per share per quarter. After paying the second quarter dividend, Cannae’s dividend payments have totaled $15 million year-to-date. We believe this dividend provides our long-term shareholders with a consistent return of capital as we execute our strategic plan.

Since we announced our strategic plan in February 2024, Cannae has returned approximately $414 million in total share buybacks and dividends, demonstrating a consistent plan to return capital to our shareholders and close the NAV gap.

We also continue to opportunistically look to invest capital in attractive businesses that can generate outsized returns. We believe by making investments in these businesses and leveraging the operational and strategic toolkit of Cannae’s Board and management team we will generate long-term NAV growth and drive shareholder returns.

In the third quarter, we expect to close the previously announced transaction to acquire an additional 30% stake in JANA for $67.5 million, bringing our total ownership stake to 50%. Additionally, as part of the closing, we will invest $30 million in JANA funds as agreed in our first transaction.

We remain excited about this partnership given our belief in the long-term value of the JANA franchise as well as the strategic value to Cannae of the proprietary situations introduced by JANA of which there were a couple of preliminary opportunities introduced in the quarter. We will continue to look for opportunistic ways to deploy capital that will drive returns for our shareholders.

Putting all of these actions in context, from the $1.1 billion of capital proceeds received or expected to be received from the sale of public securities, to date we have returned $414 million to shareholders through buybacks and dividends, and reinvested or committed to invest cash of $360 million in attractive businesses that will drive returns for our shareholders.

I would now like to provide an update on a few of our portfolio companies, starting with Black Knight Football.

We continue to see strong success across multiple fronts. BKFC is now a leading global multiclub football operator and we are excited about our individual teams and our ability to better integrate them through BKFC to drive success and value across the platform. With more capital being attracted to professional sports, the limited number of teams available and the valuations rising, we believe BKFC sits in an opportune position to drive value for its shareholders.

In June, BKFC completed a $130 million capital raise with Cannae committing $50 million. In total, BKFC has capitalization of approximately $563 million of which Cannae holds 44% ownership.

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The new capital will be used to fund operating expenses across the group, the AFCB Stadium acquisition and renovation, and the previously announced acquisition of Moreirense FC as well as other potential strategic team investments.

I will now provide some details on the performance of each club.

AFC Bournemouth is the flagship team within BKFC and has continued its success on the football side by finishing ninth place in the Premier League in the 24/2025 season with 56 points. This is a club record for points and surpasses the previous season’s club record results, demonstrating the trajectory of AFCB. The team also participated for the first time ever in the Premier League Summer Series, which is an annual tournament of select Premier League teams in the U.S. We look forward to continuing our momentum into the 2025 season which starts August 15.

The success on the field has also translated to financial success with double-digit revenue growth this fiscal year on the heels of similar growth in the previous fiscal year. Furthermore, when looking specifically at Match Day and commercial revenue, AFCB is up 81% since our initial acquisition, demonstrating the success of our targeted strategies.

As we have highlighted before, player sales are a key component of AFCB’s success and this summer AFCB has already completed record sales to some of the top teams in Europe who consistently fight for domestic and European championships. While we never want to lose exceptional talent, these sales demonstrate the success of the team, the ambition of our recruiting and the long-term goals for Bournemouth.

This summer, AFCB sold Dean Huijsen to Real Madrid for approximately $68 million, the most ever spent by Real Madrid on a defender, and sold Milos Merkez to Liverpool for approximately $52 million, the fifth highest left-back sale in history. The team also expects the sale of Ilya Zabarnyi to Paris Saint-Germain in France for approximately $74 million and $5 million of add-on. In total, these sales will generate nearly $200 million in combined transfer fees and represent nearly $130 million in profit from their initial purchases and before fees and other sell-on deductions.

The team is also moving on from players who are not receiving regular first-team minutes in order to generate capital and save on salaries. These sales include the sale of Jaidon Anthony to Burnley for approximately $11 million plus $3 million of add-ons and the sale of Mark Travers to Everton for approximately $4 million.

This summer, the club has also signed some exciting new players including Djordje Petrovic, a goalkeeper from Chelsea, and Adrien Truffert, a left-back from Rennes in France. The club also expects the acquisition of central defender Bafode Diakite from Lille in France shortly. The club continues to look at other players that can improve the composition of the team with the transfer window open until September 1.

As previously announced in May, BKFC acquired Vitality Stadium which has been home to AFC Bournemouth since 1910. Post acquisition, the team has completed detailed plans to renovate the stadium in two phases whereby Phase 1 will be completed by the start of the 26/27 season and increase capacity from just over 11,000 today to approximately 17,000. Additionally, this will double AFCB’s hospitality, which is a significant game day revenue driver.

We are focused on completing the renovation in a capital efficient manner and believe that it will deliver mid-teen unlevered returns on our invested capital when completed.

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We are excited by the success and trajectory of AFC Bournemouth on multiple fronts. We believe our recognition in Sportico’s World’s 50 Most Valuable Football Clubs is further confirmation of this, and as I mentioned on our last call, this valuation is approximately 40% above our capital invested to date and is based on 2023/2024 revenue figures. This valuation will only be enhanced as we continue to build on our success to date, renovate the stadium, grow revenues and further integrate AFCB and Black Knight.

Moving on to BKFC’s other teams, FC Lorient had an impressive season, finishing first in Ligue 2 and securing promotion back to Ligue 1. The team has signed some exciting young players as they prepare for Ligue 1 competition.

Hibernian FC ended their season in third place in the Scottish Premiership, qualifying for Europa League for the first time since 2020/21 season. Hibs also has continued to invest in exciting players as they prepare themselves for European competition and to improve their league positions.

In June, BKFC acquired a 70% interest in Moreirense FC for $18 million. Moreirense is a First Division club in Portugal’s Primeira Liga, one of the world’s most respected leagues for player development and a key destination for emerging South American talent. The investment in Moreirense advances BKFC’s multiclub ownership strategy of building a global network of football clubs, players and real estate assets. The investment consists of an upfront payment of approximately $4 million, $2 million of which is to pay off debts and the remaining $2 million is investment in the club. Further, the remaining $14 million of the investment will be called over time and reinvested in the club for infrastructure investment and player development.

In April, BKFC announced a Strategic Affiliation Agreement with Orlando City FC of Major League Soccer in the U.S., focusing on player development, scouting, operations, executive collaboration and commercial opportunities. The partnership gives BKFC its first direct connection to professional soccer team in North America. We are in active dialogue with Orlando FC and are optimistic about potential opportunities that will benefit both clubs.

And finally, at the BKFC holding level, we continue to invest in technology, data and processes to integrate and improve the individual teams and create the best pathways for our players to succeed, all of which we believe will grow the value of the group.

Turning to Alight, they have reported total revenue from Continuing Operations of $528 million for the second quarter of 2025, a 2% decrease from the second quarter of 2024. The Company also noted a net loss of a billion dollars which includes a $983 million noncash impairment of goodwill associated with its Health Solutions reporting unit. However, Adjusted EBITDA was $127 million for the second quarter of 2025, a $22 million increase or 21% compared to the prior-year quarter and ahead of consensus estimates. Alight’s leverage now sits at 3.1 times EBITDA. Alight’s Adjusted EBITDA margin was 24.1% of revenue in the second quarter, an increase of 460 basis points from the 19.5% in the prior-year quarter. Alight also generated $102 million of free cash flow in the first half of 2025, a strong improvement over $26 million in the first half of 2024. Management lowered their previous revenue guidance for the full year 2025 with the midpoint for revenue of $2.3 billion, noting a lengthening sales cycle and flat participation count, but reaffirmed its guidance for Adjusted EBITDA with a midpoint of $633 million.

Turning to Watkins, in the first half of 2025 the company delivered mid single-digit growth in net sales and high single-digit growth in EBITDA as compared to the first six months of 2024. Watkins expects sales to further improve through the latter half of the year, driven by new distribution at key accounts, improving consumer confidence and more stable inventory levels.

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Watkins expects 2025 Adjusted EBITDA in the range of $20 million, representing high single-digit growth over 2024. We are excited by the success driven by the team at Watkins.

I’ll now turn the call over to Bryan to touch on our financial position.

Bryan Coy

Thanks Ryan.

Cannae’s first quarter total operating revenue of $110 million was 6.6% lower than the prior year on reduced restaurant revenue and diminished lot sales at Brasada Resort.

Within Restaurant Group, Ninety Nine Restaurant and Pub continues to perform at or above the casual dining segment. On a same-store sales basis, Ninety Nine same-store sales were down less then 1% with guest counts down 2.5% offset by a 1.7% increase in average checks. This compares favorably to the Baird Real-Time Restaurant Survey for Casual Dining Segment, which presented a 2% decline in same-store sales for the second quarter of ’25. This above industry performance for Ninety Nine has continued thus far in the third quarter of ’25.

We’re focused on driving improvement at O’Charley’s which continue to face headwinds in the quarter. Most notably, we saw year-over-year decline in guest counts and a double-digit decline in same-store sales. To address this, we’ve actively worked to drive change through menu engineering and back of the house improvements, and have closed six of the lowest performing O’Charley’s locations and are continuing to scrutinize the remainder of the stack.

Turning to our consolidated operating expenses, which are less restaurant-driven. Aggregate operating expenses were $171 million in the second quarter of ‘25 or $30 million above the prior-year quarter. This was driven by the previously announced management transition and associated expenses.

We had net recognized losses of $76 million in the second quarter of ‘25 compared to $146 million losses in the prior year. Nearly the entirety of the 2025 quarter amount relates to the noncash impairment charge of our investment in Alight as the continued level of the stock price required Cannae to reduce the book value of its holdings. Similarly, the net losses of unconsolidated affiliates includes Cannae’s ratable share of Alight’s impairment of their goodwill.

Today at a corporate level, Cannae has $42 million in cash and short-term investments and debt of $188 million, comprising $141 million under our margin loan and $47.5 million under the term note, which was partially repaid earlier this year and amended to lower the fixed interest rate by nearly 30% and extend its maturity to 2030. Upon the closing of the D&B transaction, we expect to repay the margin loan in its entirety.

That concludes our prepared remarks and we’ll be happy to take your questions.

Operator

We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then two.

Your first question today will come from Kenneth Lee with RBC Capital Markets. Please go ahead.

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Kenneth Lee

Hey, good afternoon and thanks for taking my question. Just one on the potential—well, the capital return related to DNB. Any decision being made on whether it’s going to be a tender offer, and any updated thoughts around a potential timeframe for returning the capital there? Thanks.

Ryan Caswell

Yes. Thanks, Ken. As we said in our prepared remarks, we’ve acquired about $150 million to date of the $300 million that we set out and so we are considering all our options. But given the success that we’ve had in the share buybacks to date, we will continue to be active there and see at some point if it makes sense to do a tender. But as of right now, I think we feel very confident in the amount of stock that we’ve bought back and plan to use the remaining $150 million.

Kenneth Lee

Got you. Very helpful there. Then could you share with us how much of the potential share repurchase amounts could be allocated to public shareholders versus Mr. Foley’s shares? Thanks.

Ryan Caswell

Yes. All of the repurchases to date have been through open market purchases, and we plan to continue buying from, you know, I guess third-party shareholders would be the right term, of that $150 million.

Kenneth Lee

Got you, very helpful there. Then another follow-up, if I may? In terms of the portfolio monetizations—and it sounds like on a pro forma basis most of the portfolio is going to be within the nonpublic private side. Is there any other further updated outlook around potential public portfolio monetizations and do you have any thoughts around any potential monetizations on the private side? Thanks.

Ryan Caswell

On the public side, obviously, again, you alluded to my prepared remarks. We’ve sold about $1.1 billion. We have a few left and as we stated in our strategic plan, we want to transition out of the public securities. I don’t have specific timing. I think clearly the DNB sale provides significant capital in the short term as we look to return capital to shareholders and potentially make opportunistic investments, so we’re not in a rush to sell. But clearly, as we’ve stated before, we believe that we will not be owning those public stakes forever. So you should see us at some point start to peel off, but I don’t want to commit to anything given the amount of capital that we’re receiving from DNB and kind of our near-term uses of that.

Kenneth Lee

Understood. Then just another follow-up, if I may, on the JANA partnership there. I think you alluded in the prepared remarks upon seeing—or at least seeing a few potential opportunities there. Wonder if you could just give us a little update. Any kind of near-term outlook in terms of potential future investment opportunities related to that.

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Ryan Caswell

Yes. One of the reasons we’re excited about the JANA partnership in addition to just our belief in the value of the management company and the JANA franchise is our ability to find, or to work with them and generate proprietary investment opportunities. Over the last quarter there have been a couple of opportunities that have been introduced to us by them. As I alluded to, they’re still in the early stages but we continue to be optimistic and believe that we will have a capital deployment opportunity that comes out of some of the opportunities that is created by JANA. Whether that’s the acquisition of a subsidiary, whether that’s a company acquisition with partners, we think there will be some very interesting opportunities that will come to us. And again, as they get further along or as we have opportunities that we can talk about, we’ll obviously keep you updated. But we have very interesting deal flow and discussions related to our partnership with JANA.

Kenneth Lee

Got you. Helpful there. Then one follow-up here, and this is on BKFC. I think during the prepared remarks you mentioned that the Cannae’s ownership share is 44% now. Could you maybe just talk a little bit more at a higher level, what’s the motivation for Cannae to continue being like a minority participant on capital, more of the recent capital raises here? And going forward, should we expect similar kind of percentages there? Thanks.

Ryan Caswell

Since this investment started, Cannae has been roughly a 50% holder. It’s gone down a little bit just because in the last couple of capital raises there have been either existing LPs—there have been existing LPs that wanted additional—they wanted to put in more capital, but this is an important investment to us. Clearly with Bill’s role and his role as Vice Chairman, one of the things that he is helping with and focused on is Black Knight Football. As I alluded to in my prepared remarks, we believe that we are creating and have created significant value and so I believe that Cannae will continue to participate if there are future capital calls.

Now again, we obviously raised a good amount of money earlier this year and we believe that money gets us through a lot of the things that I outlined in my prepared remarks. But we’re very excited about the investment. I think the Sportico valuation, I think as we look at recent team sales in the Premier League and other leagues that we have ownership in, we believe that we have a very attractive pool of assets.

Kenneth Lee

Got you. Just one last follow-up, if I may? Just curious, has the Board decided on a potential date for its upcoming Annual Shareholders’ Meeting yet?

Ryan Caswell

Since we announced our strategic plan in 2024, we’ve obviously been taking a series of very significant actions designed to drive shareholder value. I’d say one of the critical aspects of this plan is the sale of DNB and the capital return to our shareholders and the reinvestment from that. The timing of the closing of this transaction, as I mentioned in my prepared remarks, is not in our control. We believe it is very important for our shareholders to have full information ahead of the shareholder meeting, and so once DNB does close, we will announce the specific date of the meeting, but it will be later this fall.

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Kenneth Lee

Got you. Very helpful there. Thanks again.

Ryan Caswell

Thank you, Ken.

Operator

Your next question today will come from Ian Zaffino with Oppenheimer. Please go ahead.

Isaac Sellhausen

Hey, good afternoon. This is Isaac Sellhausen on for Ian. Thanks for taking the questions. Just a follow-up on Black Knight Football and the recent capital raise. I believe you’ve touched on this before, but could you maybe expand on the use of proceeds between the stadium renovations, priorities for that capital at the team or program level, and then potential for additional team investments? Then I guess the follow-on question for that would be to the Portuguese team investment, maybe how that came about and then other additional team investments you foresee. Thanks.

Ryan Caswell

Okay. If I miss something that you asked, just please follow up. I think first one, we raised $130 million, excuse me. We raised $130 million in this last raise. We acquired the stadium for roughly £10 million. We think the first phase will be something in the range of £30 million to £35 million for the first phase. That’s kind of the initial of the stadium. The team investments that we referred to, we have Moreirense, which was $18 million, but there’s only $4 million of that that is upfront and the remaining $14 million will be invested over time.

We also are looking at a couple of other potential strategic team investments, but much earlier stages, so I wouldn’t earmark capital for them quite yet. That puts the remainder for basically to fund the operations of the different teams. That’s kind of how we’re looking at the capital.

I’m sorry, I don’t remember. Was the other one about the Portuguese and how it came about?

Isaac Sellhausen

Yes, that would be helpful. Yes, you covered the capital part of it, but just maybe how the investment came to you and then yes, any additional team investments and potential avenues for how you’d get there?

Ryan Caswell

Yes. Got it. Okay.

In Portuguese, about a year ago we hired a new President of Football named Tiago Pinto, who’s from Portugal. In his prior career, he worked at a club in Portugal, one of the largest clubs in Portugal called Benfica before he went to other places, but he was the person that knew the ownership and the President of the club and so we thought we had a very unique angle into Portugal given his relationship with the club, as well as his understanding of the marketplace and how we can drive value at that club through attractive player acquisitions and then really showing those players the pathway through Black Knight Football.

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We thought we had a very differentiated angle, and we think that the structure of the deal is very attractive to Black Knight Football. That’s kind of that one.

Thinking about other teams, I would say, broadly, whether it’s through people within our network, there’s all sorts of intermediaries that are out there that are bringing us things. But we’re always looking at it with the lens of how does any acquisition give us access to players in a certain region or geography and how can that geography be helpful amongst the network of clubs that we’re creating such that we can drive down player costs throughout.

That’s kind of the frame that we look at when we look at these different teams and how they all integrate together.

Isaac Sellhausen

Okay. That’s very helpful. Then just a quick follow-up on the restaurant portfolio. It looks like same-store sales have been relatively steady. I guess the question would be, I wanted to understand if there’s any further portfolio rationalization that is expected in either brand. Then maybe longer term, how the restaurant portfolio fits within the overall private portfolio of the businesses.

Ryan Caswell

Yes. So look, I think our restaurant team and the managers of the stores, etc., have worked very hard to put in different plans for both Ninety Nine and O’Charley’s with, at times, varying degrees of success across each of the brands. I think as we look longer term, I don’t view that we will own—this portfolio is much smaller than it was five years ago, right, and we’ve gotten rid of a bunch of brands. I think that trend will continue. I think the question we have to ask ourselves is what’s the right time and have we extracted all the value that we can out of the individual brand? But I would think that over time we will peel off the additional brands, or at least consider it on a regular basis.

Isaac Sellhausen

Okay. Understood. Thank you.

Operator

That concludes our question-and-answer session. I would like to turn the conference back over to Ryan Caswell, Cannae’s CEO, for any closing remarks.

Ryan Caswell

To conclude, we are excited about the significant progress made on our strategic plan. We believe there is significant upside as we continue to execute the strategic plan and position Cannae as a permanent capital vehicle with proprietary and differentiated investments. Thank you for your support.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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